Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2015, relating to our audits of the financial statements and financial highlights, which appear in the May 31, 2015 Annual Report to Shareholders of Longboard Long/Short Fund, a series of the Northern Lights Fund Trust II, which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm" and “Portfolio Holdings Information” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

September 25, 2015